MONAKER GROUP, INC. 8-K

Exhibit 2.4

THIRD AMENDMENT TO

SHARE EXCHANGE AGREEMENT

This Third Amendment to Share Exchange Agreement (this “Agreement”), dated and effective as of January 6, 2021 (the “Effective Date”), amends that certain Share Exchange Agreement dated July 21, 20201, as amended by that certain First Amendment to Share Exchange Agreement dated October 23, 20202 and that certain Second Amendment to Share Exchange dated November 12, 20203 (as amended to date, the “Exchange Agreement”), by and among Monaker Group, Inc., a Nevada corporation (“Monaker”), Hotplay Enterprise Limited, a British Virgin Islands company (“HotPlay”), Red Anchor Trading Corporation, a British Virgin Islands corporation and the principal stockholder of HotPlay (the “Principal Stockholder”) and T&B Media Global (Thailand) Company Limited, Tree Roots Entertainment Group Co., Ltd. and Dees Supreme Company Limited, the minority stockholders of HotPlay (collectively, the “Minority Stockholders,” and together with the Principal Stockholder, individually, a “Stockholder” and collectively, the “Stockholders”). Each of Monaker, HotPlay and the Stockholders are sometimes referred to herein individually, as a “Party” and collectively, as the “Parties.”

Certain capitalized terms used below but not otherwise defined shall have the meanings given to such terms in the Exchange Agreement. References in the quoted paragraphs of Section 1 hereof to “Agreement” refer to the Exchange Agreement, whereas references to “Agreement” in the other Sections of this Agreement refer to this Agreement.

WHEREAS, the Parties desire to amend the Exchange Agreement on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other good and valuable consideration, which consideration the Parties hereby acknowledge and confirm the receipt and sufficiency thereof, the Parties hereto agree as follows:

1.             Amendments to Exchange Agreement.

A.       Effective as of the Effective Date, the definitions of the following terms as set forth in Article I of the Exchange Agreement are amended and restated to read as follows:

“Restricted Monaker Shares” means 52,000,000 shares of restricted Monaker Common Stock (as adjusted for stock splits and stock dividends occurring prior to Closing).

“Termination Date” means February 28, 2021.

1 https://www.sec.gov/Archives/edgar/data/1372183/000158069520000288/ex2-1.htm

2 https://www.sec.gov/Archives/edgar/data/1372183/000158069520000399/ex2-2.htm

3 https://www.sec.gov/Archives/edgar/data/1372183/000158069520000408/ex2-3.htm

Third Amendment to Monaker and HotPlay Share Exchange Agreement

B.       Effective as of the Effective Date, a new definition of “Excepted Issuances” is added to Article I of the Exchange Agreement and reads as follows:

“Excepted Issuance” means the issuance of (a) shares of Common Stock or options to employees, consultants, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities issued upon the exercise or exchange of or conversion of any securities outstanding on the date of this Agreement, and (c) securities approved by HotPlay or the Principal Stockholder.

C.       Effective as of the Effective Date, the definitions of “Axion Percentage”, “HotPlay Percentage” and “Post-Closing Capitalization of Monaker” as set forth in Article I of the Exchange Agreement, are deleted and removed from the Agreement in their entirety.

D.       Effective as of the Effective Date, Section 9.1(h) of the Exchange Agreement is amended and restated to read:

“(h) Contemporaneous Election of New Directors. At Closing, Monaker’s initial board of directors shall be comprised of eight (8) members, four (4) of which shall be nominated by the Principal Stockholder and two (2) of which shall be nominated by NewMonaker, of which at least two of such Principal Stockholder appointed members, and one of such New Monaker appointed members, shall be independent in accordance with the rules of the Principal Market, and the Principal Stockholder and NewMonaker shall mutually agree on a seventh and eighth director, each of who shall be independent, unless otherwise agreed between the Principal Stockholder and Monaker. At Closing Monaker shall maintain a majority of independent board of directors. Such appointments shall be approved by the then current Board of Directors of Monaker pursuant to the powers provided to such Board of Directors pursuant to Nevada law and the Bylaws of Monaker or by the stockholders of Monaker at a duly called stockholders meeting.”

E.       Effective as of the Effective Date, Section 6.1 of the Exchange Agreement is amended and restated to read:

“Section 6.1 Conduct of Business. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to the terms hereof or the Closing, Monaker, HotPlay and HP Thailand shall (a) carry on their respective businesses diligently and in the usual, regular and Ordinary Course of Business, in substantially the same manner as heretofore conducted and in compliance with all applicable Laws, except as to Monaker, as set forth in Section 6.2 of the Monaker Disclosure Schedule; (b) pay or perform its material obligations when due; (c) use its commercially reasonable efforts, consistent with past practices and policies, to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has business dealings; and (d) keep their business and properties substantially intact, including their present operations, physical facilities and working conditions, in each case, except as to Monaker, with the approval of HotPlay and except with HotPlay and HP Thailand, with the approval of Monaker. In furtherance of the foregoing and subject to applicable Law, Monaker on the one hand and HotPlay and HP Thailand on the other shall confer with the other Party, as promptly as practicable, prior to taking any material actions or making any material management decisions with respect to the conduct of the business of Monaker or HotPlay and HP Thailand, except as to Monaker, as set forth in Section 6.2 of the Monaker Disclosure Schedule. Any of the obligations of Monaker and HotPlay and HP Thailand as set forth in this Section 6.1 may be waived with the consent of Monaker (as to HotPlay and HP Thailand) and HotPlay (as to Monaker).”

Third Amendment to Monaker and HotPlay Share Exchange Agreement

F.       Effective as of the Effective Date, the first paragraph of Section 6.2 of the Exchange Agreement is amended and restated to read:

“Section 6.2 Restrictions on Conduct of Business. Without limiting the generality of the terms of Section 6.1 hereof, except as required by the terms hereof, except as to Monaker, as set forth in Section 6.2 of the Monaker Disclosure Schedule, and except to the extent that the other Party (either Monaker or HotPlay, for purposes of Section 6.2) shall otherwise consent, which shall not be unreasonably withheld, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to the terms hereof or the Closing, Monaker and HotPlay and HP Thailand shall not do (and HotPlay shall see that HP Thailand does not do) any of the following, where applicable:”

G.       Effective as of the Effective Date, the first paragraph of Section 6.2(d) of the Exchange Agreement is amended and restated to read:

“(d) except as to the Excepted Issuances, the issuaces contemplated by this Agreement, issuances approved by the Principal Stockholder or HotPlay, or pursuant to agreements in place at the time this Agreement is entered into, issue, deliver, sell, authorize, pledge or otherwise encumber, or propose any of the foregoing with respect to, any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, shares of capital stock of Monaker or HotPlay or HP Thailand, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, shares of capital stock of Monaker or HotPlay or HP Thailand, or enter into other Contracts or commitments of any character obligating it to issue any such shares of capital stock of Monaker or HotPlay or HP Thailand or securities convertible into, or exercisable or exchangeable for, shares of capital stock of Monaker or HotPlay or HP Thailand;”

2.       Approval and Consent to Prior Transactions. By their entry into this Agreement, each of the Stockholders approve and consent to each issuance of shares of Common Stock of Monaker and each agreement, understanding and transaction entered into by Monaker from the original date of the Parties’ entry into the Exchange Agreement, to the date hereof, as disclosed in Monaker’s filings with the Securities and Exchange Commission and/or which Monaker has provided notice of to HotPlay and/or the Principal Stockholder.

3.       Consideration. Each of the Parties agrees and confirms by signing below that they have received valid consideration in connection with this Agreement and the transactions contemplated herein.

Third Amendment to Monaker and HotPlay Share Exchange Agreement

4.            Mutual Representations, Covenants and Warranties. Each of the Parties, for themselves and for the benefit of each of the other Parties hereto, represents, covenants and warranties that:

(a)      Such Party has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles;

(b)      The execution and delivery by such Party and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (i) constitute a violation of any law; or (ii) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any contract to which such Party is bound or affected; and

(c)      Any individual executing this Agreement on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Agreement on behalf of such entity.

5.            Further Assurances. The Parties agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, or other documents as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement and the transactions contemplated herein.

6.            Effect of Agreement. Upon the effectiveness of this Agreement, each reference in the Exchange Agreement to “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Exchange Agreement as modified or amended hereby.

7.            Exchange Agreement to Continue in Full Force and Effect. Except as specifically modified or amended herein, the Exchange Agreement and the terms and conditions thereof shall remain in full force and effect.

8.            Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the Parties with respect to the transactions contemplated hereby and thereby, and supersedes all prior agreements, arrangements and understandings between the Parties, whether written, oral or otherwise.

9.            Construction. In this Agreement words importing the singular number include the plural and vice versa; words importing the masculine gender include the feminine and neuter genders.

Third Amendment to Monaker and HotPlay Share Exchange Agreement

10.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to conflicts of law principles except to the extent that United States federal law preempts Florida law, in which case United States federal law (including, without limitation, copyright, patent and federal trademark law) shall apply, without reference to conflicts of law principles.

11.       Heirs, Successors and Assigns. This Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

12.       Counterparts and Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page follows.]

Third Amendment to Monaker and HotPlay Share Exchange Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written to be effective as of the Effective Date.

“Monaker”:

MONAKER GROUP, INC.
a Nevada corporation

By:	/s/ William Kerby

Name:	William Kerby

Title:	CEO

“HotPlay”:

HOTPLAY ENTERPRISE LIMITED
a British Virgin Islands Company

By:	/s/ Athid Nanthawaroon

/s/ Nithinan Boonyawattanapisut

Name:	Mr. Athid Nanthawaroon and Ms. Nithinan Boonyawattanapisut

Title:	Authorized Directors

“Stockholders”:

“Principal Stockholder”

RED ANCHOR TRADING CORPORATION

By:	/s/ Nithinan Boonyawattanapisut

Name:	Ms. Nithinan Boonyawattanapisut

Title:	Authorized Director

Third Amendment to Monaker and HotPlay Share Exchange Agreement

“Minority Stockholders”

T&B MEDIA GLOBAL (THAILAND) COMPANY LIMITED

By:	/s/ Jwanwat Ahriyavraromp

/s/ Pornsinee Chalermrattawongz

Name:	Mr. Jwanwat Ahriyavraromp and Mrs. Pornsinee Chalermrattawongz

Title:	Authorized Directors

TREE ROOTS ENTERTAINMENT GROUP CO., LTD.

By:	/s/ Jwanwat Ahriyavraromp

/s/ Athid Nanthawaroon

Name:	Mr. Jwanwat Ahriyavraromp and Athid Nanthawaroon

Title:	Authorized Directors

DEES SUPREME COMPANY LIMITED

By:	/s/ Warunya Punawakul

/s/ Vithit Arparpardh

Name:	Ms. Warunya Punawakul and Mr. Vithit Arparpardh

Title:	Authorized Directors

Third Amendment to Monaker and HotPlay Share Exchange Agreement